EXHIBIT 10.6
                                     FORM OF
                         PHYSICIAN EMPLOYMENT AGREEMENT

        THIS PHYSICIAN EMPLOYMENT AGREEMENT (the "AGREEMENT"), is made and entered into this _____ day of ____________________, 199__, by and between ____________________________ , D.P.M. (hereinafter "PHYSICIAN EMPLOYEE"), whose mailing address is and whose facsimile telephone number is , and ___________________________; a [State] [professional limited liability company] (hereinafter the "GROUP PRACTICE") having its principal office at ___________________________ and whose facsimile telephone number is
___________________ and American Medical Providers, Inc., a Delaware corporation, or one of its affiliates, successors or assigns (hereinafter "ADMINISTRATOR") as a designated third party beneficiary hereof whose mailing address ____________ and whose facsimile telephone number is _______________.

                              W I T N E S S E T H:

        This Agreement is made and entered into under the following circumstances:

        (1) Whereas the Group Practice is engaged in the business of owning and operating a medical practice; and

        (2) Whereas the Group Practice desires, on the terms and conditions stated herein, to employ the Physician Employee as a clinic physician specializing in podiatric medicine and all related medical fields to the fullest extent permitted by Physician Employee's license;

        (3) Whereas the Physician Employee desires, on the terms and conditions stated herein, to be employed by the Group Practice; and

        (4) Whereas Group Practice and Administrator have entered into a Management Services Agreement as of , 1997 attached hereto as Exhibit A (the "MANAGEMENT SERVICES AGREEMENT"), and capitalized terms used herein but not defined shall have the meanings ascribed to those terms in the Management Services Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals, and of the promises, covenants, terms and conditions contained herein, the parties hereto agree as follows:

        1. EMPLOYMENT AND TERM. The Group Practice hereby employs Physician Employee, and Physician Employee hereby accepts employment with the Group Practice commencing ______________________ (hereinafter the "EFFECTIVE DATE") and continuing for a period of __________ (___) years and unless cancelled in accordance with the terms of this Agreement continuing for successive _______ (___) year renewal periods thereafter (hereinafter the "TERM OF EMPLOYMENT"). The Term of Employment shall automatically renew unless either party gives written notice of intent not to renew not less than two (2) months prior to the applicable renewal
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date (the ____________ anniversary of the Effective Date and each anniversary date thereafter). The Term of Employment provided for in this Section 1 shall be subject to earlier termination as provided for elsewhere in this Agreement.

        The parties agree that with respect to the initial renewal of the Term of Employment, either party may initiate renewal discussions and negotiations at any time after the end of the 27th month of the Term of Employment and the parties will agree to mutually schedule an initial negotiating meeting prior to the 30th month of the Term of Employment and to proceed with negotiations in an expeditious manner until the end of the 36th month or until notice of intent not to renew is given by either party.

        2. DUTIES AND QUALIFICATIONS. Physician Employee shall provide medical services to patients at the Group Practice's office or offices located at as listed on SCHEDULE A, or such other locations in the county or counties listed on SCHEDULE A (the "COUNTY") or surrounding area as requested by Group Practice and automatically agreed to by Physician Employee, in accordance with the laws of the state listed on SCHEDULE A (the "STATE") and the principles of medical ethics of the American Podiatric Medical Association.

        During the Term of Employment, Physician Employee will practice medicine only as an employee of the Group Practice, will practice medicine on a full-time basis and will perform such other duties as are reasonably assigned to Physician Employee from time to time by the Group Practice. Such duties shall include, without limitation:

               a. Physician Employee shall devote Physician Employee's full professional time, attention, and energies to rendering professional services at the Facility and at such other places in the County and its surrounding areas as may be designated from time to time by Group Practice and to performing administrative duties related to such professional practice;

               b. Physician Employee shall provide "on duty" and "on call" services on an equal rotating basis with other physician employees of Group Practice, and shall provide "on call" services at those hospitals and other facilities that are designated from time to time in Group Practice's business plan or as otherwise agreed to by Physician Employee;

               c. Physician Employee agrees to keep and maintain (or cause to be kept and maintained) on a timely basis appropriate records relating to all professional services rendered by Physician Employee hereunder and to attend to all billing reports, claims, and correspondence required in connection with Physician Employee's services rendered under this Agreement;

               d. Physician Employee shall notify Group Practice immediately, but in no event later than twenty-four (24) hours after receipt by Physician Employee of any notice, claim or petition that might be covered under any medical professional liability insurance covering Physician Employee or, in any event, that might claim damages in excess of five percent (5%) of Physician Employee's net worth.

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               e. Physician Employee agrees to promote, to the extent permitted by law and the applicable canons of professional ethics and applicable parts of this Agreement, the professional practice of Group Practice;

               f. Physician Employee will, to a reasonable extent, attend professional conventions and post-graduate seminars and participate in professional societies in conjunction with the covenants and agreements contained herein, and will do all things reasonably desirable to maintain and improve Physician Employee's professional skills;

               g. Physician Employee shall be and remain duly licensed by the State to practice medicine without restriction and shall comply with and be controlled and governed by, and otherwise perform services hereunder in accordance with, applicable law and the ethics and standards of care of the medical community or communities in which Physician Employee shall from time to time provide services; and

               h. For the purpose of permitting the Group Practice and/or its management services provider to purchase key man life insurance covering Physician Employee and naming Group Practice and/or its management services provider as exclusive beneficiaries, Physician Employee agrees to any action reasonably required to obtain such insurance, including submitting to a physical examination if required by any carrier proposing to provide such insurance.

               i. Physician Employee shall at all times comply with the policies and procedures adopted by the Group Practice from time to time, and shall perform such other duties as Group Practice and Physician Employee may from time to time mutually agree, which agreement shall not be unreasonably withheld.

               j. Nothing herein shall authorize Group Practice to impose duties or constraints of any kind which would require Physician Employee to infringe the ethics of the medical profession or violate any local ordinance or other law. Further, Physician Employee shall be permitted to invest Physician Employee's personal assets and manage Physician Employee's personal investment portfolio in such a form and manner as will not require any professional or business services on Physician Employee's part to any third party, or conflict with the provisions of Sections 15, 16 or 17 of this Agreement.

        3. PROFESSIONAL JUDGMENT. Physician Employee will be free to exercise Physician Employee's own judgment regarding the treatment of any particular patient. Physician Employee, however, agrees to observe and comply with the rules, regulations, policies and procedures of Group Practice as adopted from time to time by the Group Practice.

        4. STATUS OF PHYSICIAN EMPLOYEE. The parties expressly acknowledge that Physician Employee, in the performance of services hereunder, is an employee of Group Practice. Accordingly, Group Practice shall deduct from all compensation paid to Physician Employee

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pursuant to this Agreement any sums required to be deducted by law or any other requirement of any governmental body.

        5. PROFESSIONAL FEES. Physician Employee acknowledges that Group Practice shall be entitled to all fees generated by Physician Employee pursuant to professional services rendered by Physician Employee, and all such fees shall be and remain the property of Group Practice. Physician Employee expressly and irrevocably transfers, assigns, and otherwise conveys to Group Practice all right, title, and interest of Physician Employee in and to any fees, whether in cash, goods, or other items of value, resulting from or incident to Physician Employee's practice of medicine pursuant to this Agreement during the term hereof and hereby appoints Group Practice as attorney-in-fact for collection of same or otherwise enforcing Physician Employee's interests therein.

        6. OUTSIDE PROFESSIONAL ACTIVITIES. Any fees or other honoraria received by Physician Employee for speaking engagements or other outside professional activities shall be the property of Group Practice, unless specifically excluded on SCHEDULE A attached hereto or otherwise agreed to in writing.

        7. SALARY. Physician Employee shall receive an annual salary of ($ .00) payable in twelve (12) monthly installments.

[OPTIONAL 8. ANCILLARY PROFITS. During each year of the Term of Employment, Physician Employee may receive a distribution of the profit from Ancillary Services offered by the Group Practice, the frequency and amount of which shall be determined in the sole discretion of the Group Practice.]

        9. VACATION/PERSONAL TIME. Physician Employee shall be entitled to paid leave for vacation, illness, disability, holiday and educational purposes as provided on the attached SCHEDULE B. Physician Employee shall not be entitled to any additional absences for any reason unless the Group Practice specifically approves additional leave in writing. Unused holidays and days of vacation may not be carried over from one fiscal year to another, and additional income will not be given for vacation time or holidays not taken during any year. Group Practice and Physician Employee shall mutually agree on the scheduling of Physician Employee's vacation, holiday and leave time, and all vacation, holiday and leave time shall be subject to Physician Employee's obligation to make arrangements with Group Practice's other professional employees for on-call coverage.

        10. BENEFITS. In addition to any other rights Physician Employee may have hereunder, Group Practice shall provide to Physician Employee, as an Excluded Group Practice Expense, the benefits listed on the attached SCHEDULE B.

        11. PROFESSIONAL MEETINGS AND CONTINUING MEDICAL EDUCATION. Physician Employee shall be able to attend professional meetings and continuing medical education conferences as

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provided on SCHEDULE B, but the cost of such meetings or conferences shall be
Exchuded Group Practice Expense.

        12.    PROFESSIONAL LIABILITY INSURANCE.

               a. MINIMUM POLICY. Group Practice shall, at Physician Employee's expense, at all times during the Term of Employment, maintain and keep in force professional liability insurance "claims made" policies of standard form in the State providing coverage for Physician Employee, Group Practice and Administrator (if possible) with limits of not less than Two Hundred Thousand Dollars ($200,000.00) per occurrence, and not less than Six Hundred Thousand Dollars ($600,000.00) in the aggregate or such higher amount as may be deemed reasonable and/or necessary for each single year. The policy shall be placed with insurance companies authorized and licensed to issue such policies in the State with an "A" or higher A.M. Best Rating and reasonably acceptable to Group Practice, and shall name Physician Employee, Group Practice and Administrator (if possible) as insured parties. Physician Employee shall cooperate fully with Group Practice and such insurance companies in order to obtain such professional liability insurance policy.

               b. TAIL COVERAGE. Upon termination of Physician Employee's employment with Group Practice for any reason other than death, disability or retirement at age 65 or older, Physician Employee shall obtain at Physician Employee's expense an extended reporting period or "tail" professional liability insurance policy in an amount of not less than Two Hundred Thousand Dollars ($200,000.00) per occurrence and Six Hundred Thousand Dollars ($600,000.00) in the aggregate or such higher amount as may be deemed reasonable and/or necessary for not less than 5 years, such tail coverage policy to provide coverage of Physician Employee, Group Practice and Administrator (if possible) for all occurrences and events during Physician Employee's employment with Group Practice.

               c. INDEMNIFICATION. Physician Employee hereby agrees to defend, indemnify and hold Group Practice harmless from and against any loss, claim, suit, expense or obligation arising out of or resulting from Physician Employee's actual or alleged malpractice in the performance of medical services pursuant to this Agreement.

               d. LOSS OF PROFESSIONAL LIABILITY INSURANCE. Group Practice may immediately suspend Physician Employee from practice under this Agreement if, due to any act or omission of Physician Employee, medical professional liability insurance as specified in (a) above cannot be obtained for Physician Employee or if Physician Employee's medical professional liability insurance is cancelled, suspended, revoked or terminated, and Physician Employee shall not be reinstated or permitted to practice at Group Practice's business until such time as the medical professional liability insurance for Physician Employee is reinstated to the satisfaction of Group Practice. Physician Employee will notify Group Practice immediately, but in no event later than twenty-four (24) hours after receipt by Physician Employee of any notice or information that

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Physician Employee's professional liability insurance has been or may be cancelled, terminated, revoked or suspended.

        13. TERMINATION. Notwithstanding any other provisions of this Agreement, the Term of Employment shall terminate upon:

               a. the death of Physician Employee; or,

               b. upon Physician Employee's "disability" (for purposes of this Agreement, the term "disability" shall mean the inability of Physician Employee, arising out of any medically determinable physical or mental impairment, to perform the services required of him hereunder for a period of sixty (60) consecutive days during which sixty (60) day period Physician Employee's compensation hereunder shall continue); or,

               c. at Group Practice's option, immediately upon the existence of "cause." For purposes of this Agreement, the term "cause" shall be defined as:

                      (1) failure of Physician Employee to perform the duties required of him in this Agreement in a manner satisfactory to Group Practice, in Group Practice's sole discretion; provided, however, that the Term of Employment shall not be terminated pursuant to this subparagraph (1) unless Group Practice first gives Physician Employee a written notice ("Notice of Deficiency"). The Notice of Deficiency shall specify the deficiencies in Physician Employee's performance of his duties. Physician Employee shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency. In the event Physician Employee does not cure the deficiencies to the satisfaction of Group Practice, in its sole discretion, within such thirty (30) day period, the Group Practice shall have the right to immediately terminate the Term of Employment and this Agreement. The provisions of this subparagraph (1) may be invoked by Group Practice any number of times and cure of deficiencies contained in any Notice of Deficiency shall not be construed as a waiver of this subparagraph (1) nor prevent the Group Practice from issuing any subsequent Notices of Deficiency;

                      (2) any dishonesty by Physician Employee in his dealings with the Group Practice, the commission of fraud by Physician Employee, or negligence in the performance of the duties of Physician Employee, all as determined by the Group Practice in accordance with adopted procedures;

                      (3) the arrest or conviction (or plea of guilty or nolo contendere) of Physician Employee of any felony or other crime involving dishonesty or moral turpitude;

                      (4) any violation of any covenant or restriction contained in Section 16 or Section 17 hereof;

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                      (5) unlawful use of narcotics or other controlled
        substances, or use of alcohol or other drugs in a manner the Group Practice determines to be adverse to the best interests of the Group Practice;

                      (6) failure of Physician Employee to maintain Physician Employee's license and authorization to practice as a physician in the State;

                      (7) failure of Physician Employee to (a) obtain within two
        (2) years of the Effective Date, and/or (b) maintain Physician Employee's status as Board certified in podiatric medicine by a certifying organization acceptable to Group Practice;

                      (8) if, due to any act or omission of Physician Employee, the medical professional liability insurance required by Section 12(a) of this Agreement cannot be obtained or maintained at standard cost, or if, due to any act or omission of Physician Employee, such medical professional liability insurance is cancelled, terminated or revoked.

        For all purposes of this Agreement, termination for "cause" shall be deemed to have occurred in the event of Physician Employee's resignation when, because of existing facts and circumstances, subsequent termination for "cause" can reasonably be foreseen.

        Except as otherwise provided in this Agreement, in the event of termination of this Agreement pursuant to this Section 13, Physician Employee or Physician Employee's estate, as appropriate, shall be entitled to receive (in addition to any fringe benefits payable upon death in the case of Physician Employee's death) the compensation provided for in Section 7 hereof (prorated on a daily basis) and any Ancillary Profits provided for in Section 8 hereof (determined as provided in Section 8), up to and including the effective date of termination. However, Group Practice reserves the right of setoff for any damages resulting from the termination or for any amounts owed by Physician Employee to Group Practice.

        14. EFFECTS OF TERMINATION. In the event of termination of this Agreement, neither party shall have any further obligations hereunder except for
(i) obligations accruing prior to the date of termination and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement, including, without limitation, confidentiality of information, indemnities and Physician Employee's covenants not to compete and to pay damages (which covenants and agreements shall survive the termination or expiration of this Agreement). No compensation shall be payable to Physician Employee following the effective date of Physician Employee's termination of employment. The termination of this Agreement, for whatever reason, shall not extinguish those obligations of Physician Employee specified in Sections 18 and 19 hereof, nor shall the same extinguish the right of either party to bring an action, either in law or in equity, for breach of this Agreement by the other party.

        15. TRANSITION FOLLOWING NOTICE OF TERMINATION. Following any notice of termination of employment hereunder, whether given by Group Practice or Physician Employee, Physician

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Employee will fully cooperate with Group Practice in all matters relating to the winding up of Physician Employee's pending work on behalf of Group Practice and the orderly transfer of such work to the other professional employees of Group Practice. On or after the giving of notice of termination hereunder and during any notice period, Group Practice will be entitled to such full-time or part-time services of Physician Employee as Group Practice may reasonably require, and Group Practice will specifically have the right to terminate the active services of Physician Employee at the time such notice is given and to pay to Physician Employee the compensation due to him under this Agreement for the duration of the notice period.

        16. NON-COMPETITION. During the Term of Employment and for a continuous period of one (1) year thereafter commencing upon expiration or termination of the Term of Employment, regardless of any termination pursuant to Section 13 or any voluntary termination or resignation by Physician Employee, Physician Employee shall not without the written consent of Group Practice, individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, own or hold any ownership or voting interest in any person or entity engaged in a business the same as or similar to any business of the Group Practice, or in a business which competes in any manner whatsoever with the business of Group Practice or Group Practice's facility (other than Business Interests as disclosed on SCHEDULE A and any ownership interest in the Administrator) and which is located or intended to be located anywhere within a radius of twenty (20) miles of any office of Group Practice designated by Group Practice or at which Physician Employee has practiced medicine in the last year; and Physician Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial, managerial, professional or otherwise) or cooperation to, nor perform any services for, any such person or entity engaged in a business the same as or similar to any business of the Group Practice, or in a business which competes in any manner whatsoever with the business of Group Practice or Group Practice's facility (other than Business Interests as disclosed on SCHEDULE A and any ownership interest in the Administrator).

        17. NON-DISCLOSURE; NON-SOLICITATION. Except in the performance of his duties hereunder, at no time during the Term of Employment or at any time thereafter shall Physician Employee, individually or jointly with others, for the benefit of Physician Employee or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use, any secret or confidential material or information relating to any aspect of the business or operations of the Group Practice or any information regarding the business methods, business policies, procedures, techniques, or trade secrets, or other knowledge or processes of or developed by Group Practice (and/or any other Physician Employee or agent of Group Practice), any affiliate of the Group Practice, any entity in which the Group Practice has an interest, including, without limitation, any secret or confidential information relating to the business, customers, financial position, trade or industrial practices, trade secrets, technology or know-how of the Group Practice. Moreover, during the Term of Employment, Physician Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner of, or in any other capacity for, nor lend any assistance (financial, managerial or otherwise) or cooperation to, any person or entity (other than Group

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Practice or the Administrator) which employs any person or hires or contracts with, as a consultant or other independent agent or independent contractor, any person or entity (other than Physician Employee) who was employed by or acted as an agent for, consultant to, or independent contractor of the Group Practice, any affiliate of the Group Practice, or any entity in which the Group Practice has an interest, at any time during the Term of Employment, nor shall Physician Employee employ any such person or induce or attempt to influence any such person to terminate employment with Group Practice.

        18. REASONABLENESS OF RESTRICTIONS; REFORMATION; ENFORCEMENT. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Sections 16 and 17 hereof (hereinafter the "RESTRICTIVE COVENANTS") are reasonable and properly required for the adequate protection of the Group Practice's interest. Physician Employee acknowledges that the Group Practice will provide to Physician Employee confidential information concerning the Group Practice's business methods and operating practices in reliance on the covenants contained in the Restrictive Covenants. It is agreed by the parties hereto that if any portion of the restrictions contained in the Restrictive Covenants are held to be unreasonable, arbitrary or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against Physician Employee. If Physician Employee shall violate any of the covenants contained herein and if any court action is instituted by the Group Practice to prevent or enjoin such violation, then the period of time during which the Physician Employee's business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Physician Employee's breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

        19. NO REMEDY AT LAW. With respect to the covenants and agreements of Physician Employee set forth in the Restrictive Covenants, the parties agree that a violation of such covenants and agreements will cause irreparable injury to Group Practice for which Group Practice will not have an adequate remedy at law, and that Group Practice shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to obtain an injunction to restrain Physician Employee from violating, or continuing to violate, such covenants and agreements. In the event Group Practice does apply for such an injunction, Physician Employee shall not raise as a defense thereto that the Group Practice has an adequate remedy at law.

        20. LIQUIDATED DAMAGES. The parties agree that in the event of termination of this Agreement by Physician Employee other than at the expiration of the Term of Employment or

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as a result of the violation of the terms of this Agreement by Physician
Employee, the direct costs and damages to Group Practice, though substantial, would be difficult to precisely determine. Therefore, the parties agree that in the event of such termination, Physician Employee shall pay to Group Practice, not as a penalty, but as the parties' reasonable estimate of the direct costs and other direct damages resulting to Group Practice in connection with such termination, liquidated damages in an amount equal to the twelve (12) months of Group Practice expenses attributable to Physician Employee next preceding the termination of this Agreement, which amount is the best estimate of the expenses to continue to be incurred while Physician Employee is fully replaced. Such damages shall be payable on demand by Group Practice. Physician Employee and Group Practice agree that the damages provided for herein are not the full measure of damages that could be incurred by the Group Practice as a result of Physician Employee's breach of the terms of this Agreement and nothing contained in this Section 20 shall prevent Group Practice from seeking injunctive relief to enforce the terms of this Agreement.

        21. BILLING SERVICES. Group Practice shall have sole responsibility and authority for preparation of billings for, and collection of income generated from, Physician Employee's practice of medicine and the operation of the Facility and, pursuant to this Agreement, the delegated authority to request, demand, collect, receive and provide receipts for all income on behalf of Physician Employee including any payment or reimbursement from governmental agencies and insurance carriers on account of medical services provided to patients of the Facility. Upon notification by Group Practice, Physician Employee will utilize the Group Practice's provider numbers to bill on behalf of Physician Employee for payment and reimbursement from governmental agencies and insurance carriers. All funds collected from operation of the Facility and from Physician Employee's practice of medicine hereunder shall be the sole property of Group Practice and shall be deposited into Group Practice's account and Group Practice shall have sole authority to make disbursements therefrom, including refunds and repayment of payments received in error.

        22. REPRESENTATIONS OF PHYSICIAN EMPLOYEE. Physician Employee hereby makes the following representations to Group Practice, each of which is material and is being relied on by Group Practice and shall be true as of the date hereof and throughout the Term of Employment:

               a. PHYSICIAN EMPLOYEE QUALIFICATIONS. Physician Employee is, and will continue to be, duly licensed to practice medicine in the State, is Board certified in podiatric medicine or if not currently certified then will obtain such certification within two (2) years of the Effective Date, agrees to participate and does participate in a continuing medical education program, and agrees to obtain and maintain an American Podiatric Medical Association C.M.E. certificate or its equivalent.

               b. FACTUAL INFORMATION. Any and all factual information furnished by Physician Employee to Group Practice is true and accurate in every material respect as of the date on which such information was furnished.

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               c. PROFESSIONAL CONDUCT. Physician Employee has and will continue to conduct his professional activities in accordance and compliance with any and all laws, regulations and ethical and professional standards applicable thereto.

               d. AUTHORITY. Physician Employee has full power and authority to enter into this Agreement and perform all obligations hereunder. The execution and performance of this Agreement by Physician Employee will not constitute a breach or violation of any covenant, agreement or contract to which Physician Employee is a party or by which Physician Employee is bound.

               e. NO CONFLICT. Physician Employee represents, warrants and covenants that during the term of this Agreement and any extensions thereof, Physician Employee will not enter into any understanding, agreement or contract or engage in any conduct that would conflict with or be in violation of the Management Services Agreement dated between Group Practice and Administrator or this Agreement, or that would be to the detriment of the Group Practice, and will sign an annual no conflict statement to that effect. Physician Employee will inform the Group Practice if he or she is in violation of this Section 22(e) at any time and will respond to reasonable inquiry by the Group Practice as to such Physician Employee's compliance hereunder.

        23. PRIOR ACTS AND OMISSIONS OF PHYSICIAN EMPLOYEE. Physician Employee represents and warrants to Group Practice that, as of the Effective Date, there is no pending or threatened litigation or proceeding against Physician Employee relating to Physician Employee's practice of medicine except as listed on the attached SCHEDULE C. Group Practice shall not, and this Agreement is not intended to and shall not be construed in any way as to cause Group Practice to, assume any liabilities of Physician Employee for the acts or omissions of Physician Employee relating to periods prior to the Effective Date, and Physician Employee shall indemnify and hold Group Practice harmless from and against any liability in respect thereof.

        24.    PATIENT RECORDS, BOOKS, OFFICE EQUIPMENT, ETC.

               a. PATIENT RECORDS. As between the Physician Employee and the Group Practice, all patient records shall at all times be and remain Group Practice's property and all possessory rights to the patient records shall remain with the Group Practice and Physician Employee shall have no such possessory rights to patient records except as required by law and further; provided, however, that upon termination of this Agreement, Group Practice shall provide Physician Employee, at Physician Employee's expense, access to and copies of such records relating to medical services performed at Group Practice's business by Physician Employee during the term hereof, if so requested by the patient or if required by Physician Employee in defense of any professional liability claim.

               b. EQUIPMENT AND SUPPLIES. Group Practice shall provide for Physician Employee's use of all professional instruments, books, office equipment and other property reasonably necessary, in Group Practice's discretion, for Physician Employee's practice of

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medicine under this Agreement. All instruments, equipment, furniture, furnishings, supplies, samples, forms, charts, logs, brochures, patient records, policies and procedures, contracts and any other property, materials or information furnished by Group Practice are and shall remain the sole property of Group Practice. Upon termination of this Agreement, Physician Employee shall return all such property to Group Practice. The use of any equipment not provided by the Group Practice will be subject to the approval of the Group Practice.

        25. ASSIGNABILITY. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Physician Employee. Group Practice may, at Group Practice's option and without consent of Physician Employee, assign its rights and duties hereunder to any successor entity or transferee of Group Practice's assets.

        26. NOTICES. All notices or other communications provided for herein to be given or sent to a party by the other party shall be deemed validly given or sent if in writing and mailed, postage prepaid, by registered or certified United States mail or hand delivered or sent by facsimile, addressed to the parties at their addresses hereinabove set forth. Any party may give notice to the other parties at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed.

        27. SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

        28. WAIVER. The failure of a party to enforce any term, provision or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision or condition at one time be deemed a waiver of such term, provision or condition for any future time or times.

        29. PARTIES. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, legal representatives, and proper successors and assigns, as the case may be.

        30. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State, without giving effect to the principles of comity or conflicts of laws thereof. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and federal courts having jurisdiction over the County and the State, for a resolution of all disputes arising in connection with the interpretation, construction, and enforcement of this Agreement, and hereby waives the claim or defense therein that such courts constitute an inconvenient forum.

        31. CAPTIONS. The captions of this Agreement have been assigned thereto for convenience only, and shall not be construed to limit, define or modify the substantive terms hereof.

        32. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, memoranda, correspondence, conversations and negotiations. This Agreement may be executed in several counterparts that together shall constitute but one and the same Agreement.

        33. COSTS OF ENFORCEMENT. In the event it is necessary for any party to retain the services of an attorney or to initiate legal proceedings to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to all other remedies, all costs of such enforcement, including reasonable attorneys' fees and costs and including trial and appellate proceedings.

        34. GENDER, ETC. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

        35. THIRD-PARTY BENEFICIARY. The parties acknowledge and agree that Administrator has entered into a Management Services Agreement with the Group Practice in the form attached as SCHEDULE B and that Physician Employee and Administrator, together with certain other parties, have entered into a Business Purchase Agreement, with Group Practice in reliance on or in expectation of the covenants of Physician Employee contained in Sections 16 and 17 hereof. Physician Employee acknowledges and agrees that Administrator has entered into the Business Purchase Agreement, purchased assets and incurred expenses in order to fulfill its obligations pursuant to the Management Services Agreement, and otherwise detrimentally relied upon Physician Employee's agreement to perform his obligations pursuant to terms of this Agreement, and that the Administrator's agreement to pay the consideration described in the Business Purchase Agreement was made in reliance on Physician Employee's commitment to provide services as an employee of the Group Practice pursuant to terms of this Agreement for the Term of Employment. Accordingly, Group Practice and Physician Employee agree that Administrator is a specific intended third-party beneficiary of such covenants, who shall be independently entitled to the benefit thereof and shall have an independent right to enforce same. In addition, Group Practice and Physician Employee covenant and agree for the benefit of Administrator that this Agreement shall not be terminated, modified or amended nor any of the Group Practice's rights hereunder waived without the prior written consent of Administrator.

        Physician Employee acknowledges and agrees that in the event of termination of this Agreement, and in connection with any violation of this Agreement on the part of Physician Employee, Group Practice may, upon request of Administrator, assign any cause of action and/or rights that it may have hereunder to the Administrator, including Group Practice's rights, if any, to recover liquidated damages from Physician Employee.

        IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first written above.

                                       PHYSICIAN EMPLOYEE:

                                       ____________________________

                                       GROUP PRACTICE:

                                       _____________________, [State]
                                       [professional limited liability company]

                                       By: ___________________________________
                                              _________________, President

ACKNOWLEDGED:

        AMERICAN MEDICAL PROVIDERS, INC.,
        a Delaware corporation

By:                      __________________________________
Printed Name:            __________________________________
Title:                   __________________________________

                                    EXHIBIT A

                          MANAGEMENT SERVICES AGREEMENT

                                  Exhibit A - 1

                                   SCHEDULE A

A.      State                      _____________________________________


B.      County(ies)                _____________________________________


C.      Office Location(s)         _____________________________________
                                   _____________________________________
                                   _____________________________________


D.      List of Outside            _____________________________________
        Professional Activities    _____________________________________
                                   _____________________________________


E.      List of Business           _____________________________________
        Interests                  _____________________________________
                                   _____________________________________

                                   SCHEDULE B

A.      Vacation/Personal Time               ______ weeks/year


B.      Benefits

        Retirement Plan                      $ ____________________

        Stock Purchase Plan                  $ ____________________

        Insurance - Life                     $ ____________________

        Insurance - Health                   $ ____________________

        Insurance - Disability               $ ____________________


C.      Professional Meetings/               ______ weeks/year
        Continuing Medical Education

                                   SCHEDULE C

                               PENDING LITIGATION

                                     [NONE]

                                      C - 1